Exhibit 10.2

UNCONDITIONAL GUARANTY

THIS UNCONDITIONAL GUARANTY (the “Guaranty”), dated as of June 4, 2008 between ASBURY AUTOMOTIVE GROUP, INC., a Delaware corporation (“Guarantor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Lender”).

To induce Lender to make, extend or renew loans, advances, credit, or other financial accommodations to or for the benefit of each of Asbury Atlanta Jaguar, L.L.C., a Delaware limited liability company, Asbury Atlanta LEX L.L.C., a Delaware limited liability company, CN Motors, Ltd., a Florida limited partnership, C&O Properties, Ltd., a Florida limited partnership, CFP Motors, Ltd., a Florida limited partnership, Avenues Motors, Ltd., a Florida limited partnership, AF Motors, L.L.C., a Delaware limited liability company, ALM Motors, L.L.C., a Delaware limited liability company, Asbury-Deland Imports, L.L.C., a Delaware limited liability company, Coggin Chevrolet L.L.C., a Delaware limited liability company, Coggin Cars L.L.C., a Delaware limited liability company, CH Motors, Ltd., a Florida limited partnership, HFP Motors L.L.C., a Delaware limited liability company, Crown GPG L.L.C., a Delaware limited liability company, Crown CHV L.L.C., a Delaware limited liability company, Crown GHO L.L.C., a Delaware limited liability company, Crown GDO L.L.C., a Delaware limited liability company, Crown RIB L.L.C., a Delaware limited liability company, Crown Motorcar Company L.L.C., a Delaware limited liability company, Asbury Automotive Atlanta L.L.C., a Delaware limited liability company, McDavid Irving-Hon, L.L.C., a Delaware limited liability company, McDavid Plano-Acra, L.L.C., a Delaware limited liability company, McDavid Austin-Acra, L.L.C., a Delaware limited liability company, McDavid Houston-Hon, L.L.C., a Delaware limited liability company, McDavid Houston-Niss, L.L.C., a Delaware limited liability company and Asbury Automotive Texas Real Estate Holdings L.L.C., a Delaware limited liability company (each referred to herein individually and collectively as “Borrower”), all as more particularly described in the Loan Agreement (as hereinafter defined), which are and will be to the direct interest and advantage of Guarantor, and in consideration of loans, advances, credit, or other financial accommodations made, extended or renewed to or for the benefit of Borrower, which are and will be to the direct interest and advantage of Guarantor, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Lender and its successors, assigns the timely payment and performance of all liabilities and obligations of Borrower to Lender with respect to the Obligations evidenced by the Loan Documents and all obligations of Guarantor to Lender or any of its Affiliates under any Swap Agreement executed in connection with or related to the Obligations, however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereafter contracted or acquired, and all modifications, extensions and renewals thereof (collectively, the “Guaranteed Obligations”).

Guarantor further covenants and agrees:

1. Loan Agreement. This Guaranty is subject to the provisions of that certain Master Loan Agreement between Lender, Wachovia Financial Services, Inc. and Borrower of

even date herewith, as modified from time to time (the “Loan Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement. This Guaranty is entitled to the benefits of, and evidences Obligations incurred under, the Loan Agreement, to which reference is made for a description of the security for the Guaranteed Obligations and for a statement of the additional terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations and on which such Obligations may be declared to be immediately due and payable.

2. Guarantor’s Liability. This Guaranty is a continuing and unconditional guaranty of payment and performance and not of collection. The parties to this Guaranty are jointly and severally obligated together with all other parties obligated for the Guaranteed Obligations. This Guaranty does not impose any obligation on Lender to extend or continue to extend credit or otherwise deal with Borrower at any subsequent time. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded, avoided or for any other reason must be returned by Lender, and the returned payment shall remain payable as part of the Guaranteed Obligations, all as though such payment had not been made. Except to the extent the provisions of this Guaranty give Lender additional rights, this Guaranty shall not be deemed to supersede or replace any other guaranties given to Lender by Guarantor; and the obligations guaranteed hereby shall be in addition to any other obligations guaranteed by Guarantor pursuant to any other agreement of guaranty given to Lender and other guaranties of the Guaranteed Obligations.

3. Representations and Warranties. In order to induce Lender to make the Loans or otherwise extend credit to the Borrower as provided in the Loan Agreement, Guarantor makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each extension of credit under the Loan Documents:

3.1 Valid Existence and Power. Guarantor is duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Guarantor has the power to make and perform this Guaranty and the other Loan Documents executed by it, as applicable, and all such instruments will constitute the legal, valid and binding obligations of Guarantor, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally.

3.2 Authority. The execution, delivery and performance thereof by Guarantor have been duly authorized by all necessary actions of Guarantor, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of Guarantor, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Guarantor pursuant to, any law, regulation, instrument or agreement to which Guarantor is a party or by which Guarantor or its properties may be subject, bound or affected.

3.3 Financial Condition. Other than (a) as disclosed in financial statements delivered on or prior to the date hereof to Lender, or (b) as disclosed on Exhibit 3.3 hereof, Guarantor does not have any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments. All consolidated or consolidating financial statements (including eliminations and adjustments) delivered by Guarantor to Lender have been prepared in accordance with GAAP and fairly present the financial condition of Guarantor as of the date thereof. Guarantor is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Guarantor, such as general economic trends) concerning the conditions or future prospects of Guarantor which has not been fully disclosed to Lender, including any adverse change in the operations or financial condition of Guarantor since the date of the most recent financial statements delivered to Lender. Guarantor is Solvent, and after consummation of the transactions set forth in this Guaranty and the other Loan Documents, Guarantor will be Solvent.

3.4 Litigation. Except as set forth on Exhibit 3.4 hereof, there are no suits or proceedings pending, or to the Knowledge of Guarantor, overtly threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Guarantor, or its assets, which if adversely determined would have a Material Adverse Effect.

3.5 Agreements, Etc. Guarantor is not a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, which would have a Material Adverse Effect, nor is Guarantor in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

3.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Guarantor, or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over Guarantor, which default would have a Material Adverse Effect on Guarantor. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document by Guarantor.

3.7 Taxes. Except to the extent Properly Contested, Guarantor has filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Except to the extent Properly Contested, Guarantor is not subject to any federal, state or local tax Liens nor has Guarantor received any notice of deficiency or other official notice to pay any taxes. Except to the extent Properly Contested, Guarantor has paid all sales and excise taxes payable by it.

3.8 Labor Law Matters. No goods or services have been or will be produced by Guarantor in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

3.9 Judgment Liens. Neither Guarantor nor any of its assets are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

3.10 ERISA. Guarantor has furnished to Lender true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of Guarantor or any Subsidiary and covered by Title IV of ERISA (a “Plan”), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Guaranty, a “Termination Event” shall mean a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Guarantor nor any Subsidiary has any unfunded liability with respect to any such Plan.

3.11 Investment Company Act. Guarantor is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

3.12 Sanctioned Persons; Sanctioned Countries. Guarantor (a) is not a Sanctioned Person and (b) does not do business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

3.13 Compliance with Covenants; No Default. Guarantor is, and upon funding of the Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Event of Default has occurred, and the execution, delivery and performance of the Loan Documents to which it is a party will not cause an Event of Default.

3.14 Full Disclosure. There is no material fact of which Guarantor has Knowledge that Guarantor has not disclosed to Lender which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Guarantor to Lender, contains any untrue statement of a material fact or omits to state any material fact which Guarantor has Knowledge of necessary to keep the other statements from being misleading.

3.15 Brokerage/Developer Fees. There are no brokerage commissions or developers fees or agreements pursuant to which a third party is entitled to payment from Guarantor relating to the acquisition of the Collateral.

4. Affirmative Covenants of Guarantor. Guarantor covenants and agrees that from the date hereof and until payment in full of the Guaranteed Obligations and final indefeasible payment of the Guaranteed Obligations:

4.1 Access to Books and Records. Guarantor will allow Lender, or its agents, during normal business hours, access to the books, records and such other documents of Guarantor as Lender shall reasonably require, and allow Lender, at Guarantor’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. At any time other than during a Default Period, Lender shall not conduct such inspection and/or audit more than two (2) times in any twelve (12) month period.

4.2 Business Continuity. Guarantor will conduct its business in substantially the same manner as such business is now and has previously been conducted.

4.3 Certificate of Full Compliance. Guarantor will deliver to Lender, with the financial statements required herein, a certification by an executive officer of Guarantor that Guarantor is in full compliance with any financial covenants imposed on Guarantor under the Loan Documents and such certification shall incorporate by reference Guarantor’s filings with the Securities and Exchange Commission, which have been reviewed and approved by Guarantor’s independent certified public accountant.

4.4 Compliance with Other Agreements. Guarantor will comply with all terms and conditions imposed upon it and contained in this Guaranty, and any other Loan Documents, and Swap Agreements, as applicable, to which it is a party as in effect from time to time.

4.5 Estoppel Certificate. Guarantor will furnish, within fifteen (15) Business Days after request by Lender, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Guaranteed Obligations.

4.6 Insurance. Guarantor will maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Lender may reasonably require.

4.7 Maintain Properties. Guarantor will maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents.

4.8 Non-Default Certificate From Guarantor. Guarantor will deliver to Lender, with the Financial Statements required below, a certificate signed by Guarantor, in the form attached hereto as Exhibit 4.8, by a principal financial officer of Guarantor warranting that no “Event of Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such an Event of Default, has occurred and demonstrating Guarantor’s compliance with the financial covenants contained herein.

4.9 Notice of Default and Other Notices. Guarantor shall provide to Lender immediate notice of (a) the occurrence of any Event of Default and what action (if any) Guarantor is taking to correct the same; (b) the entry of any final, non-appealable judgment or decree against it or its assets if the aggregate amount of such judgment or decree exceeds $1,000,000 (after deducting the amount with respect to which Guarantor is insured and with respect to which the insurer has assumed responsibility in writing), (c) any rejection, return, offset, dispute, loss or other circumstance which could be expected to have a Material Adverse Effect on Guarantor or on any Collateral, (d) the cancellation or termination of, or any default under, any Material Agreement to which Guarantor is a party or by which any of its properties are bound; and (e) any loss or threatened loss of material licenses or permits. Guarantor also shall provide to Lender a written report within thirty (30) days after the end of each quarter describing (a) each action, suit, proceeding, governmental investigation or arbitration that affects Guarantor or its assets, which action, suit, proceeding, governmental investigation or arbitration, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances, is likely, in Guarantor’s reasonable judgment, to result in the incurrence by Guarantor of liability in an amount aggregating $500,000 or more; (b) any notice from taxing authorities as to claimed deficiencies in an amount aggregating $500,000 or more or any tax lien or any notice relating to alleged ERISA violations involving an amount at issue of $500,000 or more, (d) any Reportable Event, as defined in ERISA. Such quarterly report will include the status of any unresolved item covered by any previous reports and provide such other information as may be reasonably requested by Lender.

4.10 Financial Information. Guarantor shall maintain consolidated books and records in accordance with GAAP and shall furnish or cause to be furnished to Lender the following periodic financial information:

4.10.1 Interim Consolidated Statements. Within forty-five (45) days after the end of each quarter of each fiscal year of Guarantor, a copy of the Form 10-Q of Guarantor, for such quarter, prepared in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission and including therein the consolidated financial statements of Guarantor, subject to normal year end audit adjustments.

4.10.2 Interim Consolidating Statements. Within forty-five (45) days after the end of each quarter of each fiscal year of Guarantor, unaudited management-prepared quarterly financial statements including, without limitation, a balance sheet and profit and loss statement, with supporting schedules; all on a consolidating basis with respect to Guarantor and its Subsidiaries, Affiliates and Parent or holding company, as applicable, all in reasonable detail and prepared in conformity with GAAP (when all eliminations and adjustments are considered), applied on a basis consistent with that of the preceding year. Such statements shall reflect the same balances and tie out to the consolidated statements required under Section 4.10.1 hereof. Such statements also shall be certified as to their correctness by a principal financial or accounting officer of Guarantor and in each case, if audited statements are required, subject to audit and year-end adjustments.

4.10.3 Annual Statements. Within ninety (90) days after the end of each fiscal year of Guarantor, a copy of the Form 10-K of Guarantor, for such year, prepared in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission and including therein the consolidated financial statements of Guarantor.

4.10.3 Other Financial Information. Such other information regarding the operation, business affairs, and financial condition of Guarantor which Lender may reasonably request.

4.11 Payment of Debts. Guarantor will pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Guarantor in good faith disputes.

4.12 Maintenance of Existence and Rights. Guarantor shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

4.13 Payment of Taxes. Guarantor shall pay before delinquent all of its Debts and taxes, except and to the extent only that such taxes are being Properly Contested.

4.14 Reports and Proxies. Upon the request of Lender, Guarantor will deliver to Lender, promptly, a copy of all financial statements, reports, notices, and all regular or periodic reports required to be filed by Guarantor with any governmental agency or authority.

4.15 Further Assurances. Guarantor shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Guaranty and the other Loan Documents.

4.16 Deposit Accounts. Guarantor shall maintain a significant treasury and/or cash management relationship with Lender.

5. Negative Covenants of Guarantor. Guarantor covenants and agrees that from the date hereof and until payment in full of the Guaranteed Obligations, Guarantor:

5.1 Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, that is secured by the Property (other than the Guaranteed Obligations) or is otherwise not permitted under the Revolving Credit Agreement. Notwithstanding anything set forth herein to the contrary, Guarantor may create or permit to exist (a) any Debt evidenced by the Revolving Credit Agreement or any refinancing, modification, renewal or amendment of the Revolving Credit Agreement, including any increases in the aggregate principal amounts, and (b) any other Debt permitted under the Revolving Credit Agreement or any refinancing, modification, renewal or amendment thereof; provided, however, that nothing contained in this Section 5.1 shall be deemed to modify Section 5.15 of the Loan Agreement.

5.2 Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its book accounting methods except as required by GAAP or applicable law. Guarantor’s fiscal year end is December 31 as of the Closing Date. As used herein, the term “book accounting methods” means accounting methods which affect numbers reported to the Securities and Exchange Commission (as distinguished from tax accounting methods used in reporting to the Internal Revenue Service).

5.3 Change of Control. Shall not make, permit or suffer a Change of Control (as hereinafter defined). For purposes of this Section 5.3, a “Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of (i) the voting stock of Guarantor, the result of which is that a Person other than a Permitted Holder becomes the beneficial owner, directly or indirectly of more than 50% of the voting stock of Guarantor, measured by voting power rather than number of shares or (ii) all or substantially all of the assets of Guarantor, or (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Guarantor and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder, (c) the adoption of a plan relating to the liquidation or dissolution of the Guarantor; (d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Guarantor, measured by voting power rather than number of shares; (e) the first day on which a majority of the members of the Board of Directors of Guarantor (as existing on the date hereof) are not Directors of Guarantor; or (f) the Guarantor’s merger or consolidation with or into any Person, or the consolidation of any Person with, or the merger of any Person with or into, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding voting stock of Guarantor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Guarantor outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than disqualified stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance). As used herein, “Permitted Holder” means those direct and indirect beneficial owners of the voting stock of Guarantor as of the date hereof. As used herein, voting stock of Guarantor as of any date means the capital stock of Guarantor that at such date is entitled to vote in the election of the Board of Directors of Guarantor.

5.4 Default on Other Contracts or Obligations. Default on any Material Agreement with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed.

5.5 Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any Governmental Authority, as a result of which the management of Guarantor or any guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired.

5.6 Change in Business. Shall not enter into any business which is different from the business in which it is engaged on the Closing Date, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of the business in which it is engaged on the Closing Date.

6. Financial Covenants of Guarantor. Guarantor covenants and agrees that from the date hereof and until payment in full of the Guaranteed Obligations, Guarantor shall comply with the financial covenants set forth below, using the financial information for Guarantor, its Subsidiaries, Affiliates and its holding company or Parent, as applicable:

6.1 Adjusted Net Worth. Guarantor shall, at all times, maintain an Adjusted Net Worth of not less than $350,000,000. “Adjusted Net Worth” means Stockholders’ Equity minus (a) 50% of the Net Income of Guarantor and its Subsidiaries on a consolidated basis (but only to the extent such amount is positive) subsequent to March 31, 2008 and (b) 100% of the net proceeds (cash and non-cash) from the issuance of equity subsequent to March 31, 2008, and plus, to the extent deducted from Stockholders’ Equity subsequent to March 31, 2008, the amount of any non-cash impairment charges related to goodwill, other intangible or long-lived assets.

6.2 Fixed Charge Coverage Ratio. Guarantor shall not permit (as of the end of any fiscal quarter) its Fixed Charge Coverage Ratio to be less than 1.20 to 1.00, such ratio to be calculated as of the end of each fiscal quarter of Guarantor, based upon the four fiscal quarters immediately preceding such date of determination. “Fixed Charge Coverage Ratio” is defined as Earnings Available for Fixed Charges divided by Fixed Charges.

6.3 Total Leverage Ratio. Guarantor shall not, at any time, permit its Total Leverage Ratio to be greater than 5.00 to 1.00. “Total Leverage Ratio” means, as of any date of determination, for Guarantor, the ratio on such date of (a) Adjusted Total Debt to (b) Consolidated Pro Forma EBITDA.

6.4 Current Ratio. Guarantor shall, at all times, maintain a Current Ratio of not less than 1.20 to 1.00. “Current Ratio” means, as of any date of determination, for Guarantor and its Subsidiaries on a consolidated basis, the ratio of (a) current assets as of such date plus the then undrawn amounts under any non-floorplan revolving credit facility not to exceed $125,000,000 to (b) the sum of current liabilities plus (to the extent not otherwise included in current liabilities) the then outstanding balance of all Floor Plan Indebtedness as of such date.

6.5 Hedge Covenant. Guarantor shall, at all times, hedge the floating interest expense of not less than fifty-three (53%) percent of the aggregate outstanding principal balance of the Term Loans or the equivalent principal amount in respect of loans under the Revolving Credit Agreement with a term of three (3) years or longer by maintaining one or more interest rate swap transactions with Lender or an Affiliate of Lender (or with another financial institution approved by Lender in writing in its reasonable discretion) providing for a fixed rate acceptable to Lender, with Guarantor making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of the related Loan, all upon terms and subject to such conditions as shall be acceptable to Lender (or if such transaction is with another financial institution, all upon terms and subject to such conditions as shall be approved by Lender in writing in its reasonable discretion). Any prepayment, acceleration, reduction, increase or any change in the terms of any such Loan will not alter the notional amount of any such interest rate swap transactions or otherwise affect Guarantor’s obligation to continue making payments under any such interest rate swap transactions, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such interest rate swap transactions.

6.6 Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Adjusted Total Debt” means, for any date of determination, on a consolidated basis, any Debt of Guarantor and its Subsidiaries, minus Floor Plan Debt.

“Consolidated EBITDA” means EBITDA of Guarantor and its Subsidiaries, determined on a consolidated basis.

“Consolidated Pro Forma EBITDA” means the Pro Forma EBITDA of Guarantor and its Subsidiaries, determined on a consolidated basis.

“Dealer Location” means any physical site at which any Subsidiary of Guarantor operates a Motor Vehicle dealership, repair or service facility.

“Earnings Available for Fixed Charges” means, for any period of determination, an amount equal to (a) Consolidated EBITDA plus (b) lease expenses of Guarantor and its Subsidiaries on a consolidated basis minus (c) capital expenditures in an amount equal to $200,000 per year for each Dealer Location where Motor Vehicles are sold, determined on a consolidated basis as reported in the annual audited and the quarterly unaudited financial statements of Guarantor.

“EBITDA” means, for any Person, for any period, Net Income for such period, plus, to the extent deducted in the determination of Net Income and without duplication with items included in the adjustments under GAAP to Net Income in the determination of net income, (a) provisions for income taxes, (b) non-floorplan interest expense, and (c) non-cash income or charges, including depreciation and amortization expenses.

“Fixed Charges” means, for any period of determination, the sum of (a) non-floorplan interest expense, (b) scheduled amortization of the principal portion of all funded Debt, (c) lease expenses, and (d) the cash portion of income taxes, in each case, for Guarantor and its Subsidiaries, determined on a consolidated basis.

“Floor Plan Debt” means all secured Debt of Guarantor and its Subsidiaries incurred to finance Motor Vehicles.

“Motor Vehicle” means any motorized vehicle approved for highway use by any State of the United States.

“Net Income” means for any Person for any period for which the amount thereof is to be determined, the net income (or net losses) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP after deducting, to the extent included in computing said net income and without duplication, (a) the income (or deficit) of any Person (other than a wholly-owned Subsidiary of such Person), in which such Person or any of its Subsidiaries has any ownership interest, except to the extent that any such income has been actually received by such Person or such Subsidiary in the form of cash dividends or similar cash distribution, (b) any income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such Person or merges into or consolidates with such entity, (c) the gain or loss (net of any tax effect) resulting from the sale of any capital assets, (d) any gains or losses or other income which are non-recurring, extraordinary or attributable to discontinued operations, (e) gains or losses resulting from the write-up or write-down of any assets, and (f) any portion of the net income of any Subsidiaries which is not available for distribution.

“Pro Forma EBITDA” means, for any Person, for any period of determination, EBITDA of such Person for the immediately preceding four fiscal quarters plus (or minus), without duplication, the EBITDA for such four quarter period of any Person acquired during such period as if such acquisition had occurred on the first day of such four quarter period, provided, if a calculation of Pro Forma EBITDA results in an increase in such Person’s Consolidated EBITDA by 10% or more from the most recent date of determination, no such increase above 10% shall be considered a part of any computation hereunder unless the applicable calculations of Pro Forma EBITDA are based on: (a) audited financial statements from independent auditors satisfactory to Lender, with said calculations being supported by such audited statements and (b) such other information as Lender may reasonably request to assist in the determination of such calculation.

“Stockholders’ Equity” means, as of any date of determination, the consolidated stockholders’ equity of Guarantor and its Subsidiaries determined in accordance with GAAP, after eliminating all intercompany items and after deducting from stockholders’ equity such portion thereof as is properly attributable to minority interests in Subsidiaries as reflected in the financial statements most recently delivered to Lender.

7. Consent to Modifications. Guarantor consents and agrees that Lender (and, with respect to swap obligations, its Affiliates) may from time to time, in its sole discretion, without affecting, impairing, lessening or releasing the obligations of Guarantor hereunder: (a) extend or modify the time, manner, place or terms of payment or performance and/or otherwise change or modify the credit terms of the Guaranteed Obligations; (b) increase, renew, or enter into a novation of the Guaranteed Obligations; (c) waive or consent to the departure from terms of the Guaranteed Obligations; (d) permit any change in the business or other dealings and relations of Borrower or any other guarantor with Lender; (e) proceed against, exchange, release, realize upon, or otherwise deal with in any manner any Collateral that is or may be held by Lender in connection with the Guaranteed Obligations or any liabilities or obligations of Guarantor; and (f) proceed against, settle, release, or compromise with Borrower, any insurance carrier, or any other Person liable as to any part of the Guaranteed Obligations, and/or subordinate the payment of any part of the Guaranteed Obligations to the payment of any other obligations, which may at any time be due or owing to Lender; all in such manner and upon such terms as Lender may deem appropriate, and without notice to or further consent from Guarantor. No invalidity, irregularity, discharge or unenforceability of, or action or omission by Lender relating to any part of the Guaranteed Obligations or any security therefor shall affect or impair this Guaranty.

8. Waivers and Acknowledgements. Guarantor waives and releases the following rights, demands, and defenses Guarantor may have with respect to Lender (and, with respect to swap obligations, its Affiliates) and collection of the Guaranteed Obligations: (a) promptness and diligence in collection of any of the Guaranteed Obligations from Borrower or any other Person liable thereon, and in foreclosure of any security interest and sale of any property serving as Collateral for the Guaranteed Obligations; (b) any law or statute that requires that Lender (and, with respect to swap obligations, its Affiliates) make demand upon, assert claims against, or collect from Borrower or other Persons, foreclose any security interest, sell Collateral, exhaust any remedies, or take any other action against Borrower or other Persons prior to making demand upon, collecting from or taking action against Guarantor with respect to the Guaranteed Obligations, including any such rights Guarantor might otherwise have had under Va. Code §§ 49-25 and 49-26, et seq., N.C.G.S. §§ 26-7, et seq., Tenn. Code Ann. § 47-12-101, O.C.G.A. § 10-7-24, Mississippi Code Ann. Section 87-5-1, California Civil Code Section §§ 2787 to 2855 inclusive, and any successor statute and any other applicable law; (c) any law or statute that requires that Borrower or any other Person be joined in, notified of or made part of any action against Guarantor; (d) that Lender or its Affiliates preserve, insure or perfect any security interest in Collateral or sell or dispose of Collateral in a particular manner or at a particular time, provided that Lender’s obligation to dispose of Collateral in a commercially reasonable manner is not waived hereby; (e) notice of extensions, modifications, renewals, or novations of the Guaranteed Obligations, of any new transactions or other relationships between Lender, Borrower and/or any Guarantor, and of changes in the financial condition of, ownership of, or business structure of Borrower or any other Guarantor; (f) presentment, protest, notice of dishonor, notice of default, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale, and all other notices of any kind whatsoever to which Guarantor may be entitled; (g) the right to assert against Lender or its Affiliates any defense (legal or equitable), set-off, counterclaim, or claim that Guarantor may have at any time against Borrower or any other party liable to Lender or its Affiliates with respect to the Guaranteed Obligations; (h) all defenses relating to invalidity, insufficiency, unenforceability, enforcement, release or impairment of Lender or its Affiliates’ lien on any Collateral, of the Loan Documents, or of any other guaranties held by Lender; (i) any right to which Guarantor is or may become entitled to be subrogated to Lender or its Affiliates’ rights against Borrower or to seek contribution, reimbursement, indemnification, payment or the like, or participation in any claim, right or remedy of Lender or its Affiliates against Borrower or any security which Lender or its Affiliates now has or hereafter acquires, until such time as the Guaranteed Obligations have been fully satisfied beyond the expiration of any applicable preference period; (j) any claim or defense that acceleration of maturity of the Guaranteed Obligations is stayed against Guarantor because of the stay of assertion or of acceleration of claims against any other Person for any reason including the bankruptcy or insolvency of that Person; and (k) the right to marshalling of Borrower’s assets or the benefit of any exemption claimed by Guarantor. Guarantor acknowledges and represents that Guarantor has relied upon Guarantor’s own due diligence in making an independent appraisal of Borrower, Borrower’s business affairs and financial condition, and any Collateral; Guarantor will continue to be responsible for making an independent appraisal of such matters; and Guarantor has not relied upon Lender or its Affiliates for information regarding Borrower or any Collateral.

9. Interest and Application of Payments. Regardless of any other provision of this Guaranty or other Loan Documents, if for any reason the effective interest on any of the Guaranteed Obligations should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and any sums of interest which have been collected in excess of such maximum lawful interest shall be applied as a credit against the unpaid principal balance of the Guaranteed Obligations. Monies received from any source by Lender or its Affiliates for application toward payment of the Guaranteed Obligations may be applied to such Guaranteed Obligations in any manner or order deemed appropriate by Lender and its affiliates.

10. Default. An event of default (“Event of Default”) under this Guaranty shall exist if there shall be an Event of Default under any of the Loan Documents. If an Event of Default occurs, the Guaranteed Obligations shall be due immediately and payable upon demand, other than Guaranteed Obligations under any Swap Agreements with Lender or its Affiliates, which shall be due in accordance with and governed by the provisions of said Swap Agreements, and, Lender may exercise any rights and remedies as provided in this Guaranty and other Loan Documents, or as provided at law or equity. Guarantor shall pay interest on the Guaranteed Obligations from such Default at the highest rate of interest charged on any of the Guaranteed Obligations.

11. Attorneys’ Fees and Other Costs of Collection. Guarantor shall pay all of Lender’s reasonable expenses incurred to enforce or collect any of the Guaranteed Obligations, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any suit, arbitration, or administrative proceeding, or in any appellate, or bankruptcy proceeding.

12. Termination of Guaranty. Guarantor may terminate this Guaranty only by written notice, delivered personally to or received by certified or registered United States Mail by Lender at the address and to the attention of the officer required for notices provided herein (if any). Such termination shall be effective only with respect to Guaranteed Obligations arising more than 15 days after the date such written notice is received by Lender. Such termination shall not be effective with respect to Guaranteed Obligations (including any subsequent extensions, modifications or compromises of the Guaranteed Obligations) then existing, or Guaranteed Obligations arising subsequent to receipt by Lender of said notice if such Guaranteed Obligations are a result of Lender’s obligation to make advances pursuant to a commitment, or are based on Borrower’s obligations to make payments pursuant to any Swap Agreement, entered into prior to expiration of the 15 day notice period, or are a result of advances which are necessary for Lender to protect its collateral or otherwise preserve its interests. Termination of this Guaranty by any single Guarantor will not affect the existing and continuing obligations of any other Guarantor hereunder.

13. Miscellaneous.

13.1 No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

13.2 Notices. Any notice or other communication hereunder shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Lender:	Wachovia Bank, National Association
Mail Code VA7628
P. O. Box 13327
Roanoke, VA 24040

-or-

Wachovia Bank, National Association
Mail Code VA7628
10 South Jefferson Street
Roanoke, VA 24011

with copies to:	Wachovia Dealer Services
100 North Main Street (NC6740)
Winston-Salem, NC 27150
Attn.: National Accounts Director

-and-

Marcus, Brody, Ford, Kessler & Sahner, L.L.C.
5 Becker Farm Road
Roseland, NJ 07068
Attn.: Jane L. Brody, Esq.

Guarantor:	Asbury Automotive Group, Inc.
622 Third Avenue, 37th Floor
New York, New York 10017
Attn: Vice President – General Counsel

-and-

Asbury Automotive Group, Inc.
622 Third Avenue, 37th Floor
New York, NY 10017
Attn: Vice President - Corporate Development & Real Estate

with copies to:	Hill Ward Henderson
101 East Kennedy Boulevard, Suite 3700
Tampa, Florida 33602
Attn: R. James Robbins, Jr.

13.3 Governing Law. This Guaranty shall be deemed a contract made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).

13.4 Binding Effect. This Guaranty and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

13.5 Assignments and Participation. Lender may from time to time, without the consent of Guarantor, sell, transfer, pledge, assign and convey the Guaranty, the Loan and the Loan Documents (or any interest therein), and delegate any and all of its obligations with respect thereto, and may grant participations in the Loan to another financial institution or other Person on terms and conditions reasonably acceptable to Lender and split the Loan into multiple parts, or the Note into multiple component notes or tranches. Any such sale, transfer, assignment, conveyance or participation shall not release Guarantor from the Guaranteed Obligations. In connection with any such sale, transfer, assignment, conveyance or participation, Lender may, acting for this purpose as an agent of Borrower and Guarantor, maintain at its offices a register for the recordation of the names and addresses of Lender’s participants or assignees, and the amount and terms of Lender’s sales, transfers, assignments, conveyances and participations including specifying any such participant’s or assignee’s entitlement to payments of principal and interest, and any payments made, with respect to each such sale, transfer, assignment, conveyance or participation. Upon prior notice to Guarantor of such participation or assignment, Guarantor shall thereafter furnish to such participant or assignee any information furnished by Guarantor to Lender pursuant to the terms of the Loan Documents. Nothing in this Guaranty or any other Loan Document shall prohibit Lender from pledging or assigning this Guaranty and Lender’s rights under any of the other Loan Documents, including Collateral therefor, to any Federal Reserve Lender in accordance with applicable law.

13.6 Severability. If any provision of this Guaranty or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty or other Loan Documents.

13.7 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE LOAN DOCUMENTS OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (A) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

13.8 BINDING ARBITRATION; PRESERVATION OF REMEDIES.

13.8.1 Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy between parties hereto arising out of or relating to this Agreement or any other Loan Documents shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Agreements.

13.8.2 Special Rules. All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

13.8.3 Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought.

The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (a) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (b) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (c) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (d) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

13.8.4 Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

(Signatures on following page)

IN WITNESS WHEREOF, Guarantor, on the day and year first written above, has caused this Unconditional Guaranty to Wachovia Bank, National Association to be duly executed under seal.

ASBURY AUTOMOTIVE GROUP, INC., a Delaware corporation

By:	/s/ Craig Monaghan
Craig Monaghan,
its Senior Vice President and Chief Financial Officer